Free Writing Prospectus to Preliminary Pricing Supplement No. 3,091

Registration Statement Nos. 333-250103; 333-250103-01

Dated November 15, 2021; Filed pursuant to Rule 433

Morgan Stanley

7-Year Market-Linked Notes Linked to the Morgan Stanley ETF-MAP 2 Index

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$10 per note
Stated principal amount:	$10 per note
Pricing date:	November 30, 2021
Original issue date:	December 3, 2021 (3 business days after the pricing date)
Maturity date:	December 5, 2028
Annual coupon:	A fixed annual coupon at a rate of 0.40% (corresponding to approximately $0.04 per annum per note) is paid on each coupon payment date.
Coupon payment dates:

Annually, on December 5, 2022, December 5, 2023, December 4, 2024, December 3, 2025, December 3, 2026, December 3, 2027 and the maturity date; provided that if any such day is not a business day, that annual coupon will be paid on the next succeeding business day, and no adjustment will be made to any annual coupon payment made on that succeeding business day. The final annual coupon payment will be made on the maturity date.

Underlying index:	Morgan Stanley ETF-MAP 2 Index (MSUSMAP2)
Payment at maturity:

In addition to the final annual coupon payment, the payment due at maturity per $10 stated principal amount will equal:

$10 + supplemental redemption amount, if any.

The payment due at maturity will not be less than $10 per note regardless of the performance of the underlying index.

Supplemental redemption amount:	(i) $10 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	125%
Maximum payment at maturity:	None
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the determination date
Determination date:	November 30, 2028, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	61773G671 / US61773G6715
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988221016886/ms3091_424b2-09788.htm

Hypothetical Payout at Maturity1

(aside from the final annual coupon payment)

The Underlying
The Notes
$18
$17
$16
$15
$14
$13
$12
$11
$10
$9
$8
$7
$6
$5
$4
$3
$2
$1
$0
Payment at Maturity on the Notes
$10 Stated
Principal Amount
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change in the Final Index Value

Change in Underlying Index	Return on Notes (aside from the annual coupon payments)
+40.00%	50.00%
+30.00%	37.50%
+20.00%	25.00%
+15.00%	18.75%
+10.00%	12.50%
+5.00%	6.25%
0.00%	0.00%
-5.00%	0.00%
-10.00%	0.00%
-15.00%	0.00%
-20.00%	0.00%
-30.00%	0.00%
-40.00%	0.00%
You will receive a fixed annual coupon (including at maturity) at a rate of 0.40% per annum regardless of the performance of the underlying index.

1All payments are subject to our credit risk

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Notes

●The notes may not pay more than the stated principal amount at maturity.

●The market price of the notes will be influenced by many unpredictable factors.

●The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the notes is not linked to the value of the underlying index at any time other than the determination date.

●MS & Co., which is a subsidiary of Morgan Stanley and an affiliate of MSFL, is both the calculation agent and the underlying index publisher, and will make determinations with respect to the notes and the underlying index.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the notes is approximately $9.532 per note, or within $0.55 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Investing in the notes is not equivalent to investing in the underlying index.

●The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 7-year term of the notes.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Risks Relating to the Underlying Index

●There are risks associated with the underlying index.

●Low volatility in the underlying index is not synonymous with low risk in an investment linked to the underlying index.

●The level of the underlying index can go down as well as up.

●Each Sub-Index of the underlying index’s portfolio of Index Components is varied and represents a number of different asset classes in a number of different sectors.

●Each Sub-Index of the underlying index at any time may be composed of a very limited number of ETFs.

●The value of the underlying index and any instrument linked to the underlying index may increase or decrease due to a number of factors, many of which are beyond the underlying index publisher’s control.

●While each Sub-Index, and therefore, the underlying index, has a Volatility Target of 5%, there can be no guarantee, even if each Sub-Index’s allocation to its respective Asset Portfolio is adjusted as frequently as is permitted (i.e., daily), that the realized volatility of the underlying index will not be less than or greater than 5%.

●There can be no assurance that the actual volatility of the underlying index will be lower than the volatility of any or all of the Index Components.

●The volatility target feature of the underlying index may dampen its performance in bullish markets.

●The future performance of the underlying index may bear little or no relation to the historical or hypothetical retrospective performance of the underlying index.

●The underlying index was established on June 16, 2014 and therefore has a limited history.

●As the underlying index is new and has limited actual historical performance, any investment in the underlying index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

●The underlying index is calculated on an excess return basis.

●The underlying index contains embedded costs.

●An investment in the notes involves risks associated with emerging markets equities and bonds, currency exchange rates and commodities.

●The Morgan Stanley Two Year Treasury Index can produce negative returns, which may have an adverse effect on the level of the respective Sub-Indices, and consequently, the level of the index.

●If the underlying index is discontinued and no successor index is available, at maturity, Morgan Stanley will pay an alternative supplemental redemption amount, if any, in lieu of the supplemental redemption amount.

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the notes.

●Adjustments to the underlying index could adversely affect the value of the notes.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Notes –Tax considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.